Gulf Resources, Inc. David Wang, VP of Finance Email: gfre.2008@vip.163.com Helen Xu Email: beishengrong@vip.163.com Web: http://www.gulfresourcesinc.cn/	CCG Investor Relations Mr. Crocker Coulson, President Phone: +1-646-213-1915 Email: crocker.coulson@ccgir.com Website: http://www.ccgirasia.com/

Gulf Resources Reports Third Quarter 2010 Results

New York & Shandong Province, November 16, 2010 - Gulf Resources, Inc. (NASDAQ: GFRE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its financial results for the third quarter ended September 30, 2010.

Third Quarter 2010 Highlights

•	Revenue was $44.8 million for the three months ended September 30, 2010, a year-over-year increase of 61.8%
•	Gross profit was $21.4 million for the three months ended September 30, 2010, a year-over-year increase of 76.5%
•	Gross margin increased to 47.8% from 43.9% for the three months ended September 30, 2010
•	Income from operations was $19.8 million for the three months ended September 30, 2010, a year-over-year increase of 78.2%
•	Operating margin was 44.3%, compared to 40.3% for the three months ended September 30, 2010
•
Net income was $14.9 million, or $0.43 per basic and diluted share for the three months ended September 30, 2010, an increase of 78.5% from $8.3 million, or $0.27 per basic and diluted share, a year ago

•	Cash totaled $73.4 million as of September 30, 2010
•	In September, the Company engaged Deloitte Touche Tohmatsu (“Deloitte”) to perform an independent assessment of the Company's internal controls.

“Given favorable market conditions and increasing bromine market prices, we are pleased to report another strong quarter with solid double-digit growth in both the top and bottom line.  The average selling price of bromine increased from $1,808 per tonne for the third quarter in 2009 to $2,708 per tonne for the same period in 2010, an increase of 49.8%, while sales volume of bromine increased from 8,912 tonnes to 10,408 tonnes in the third quarter in 2010,” said Xiaobin Liu, the Chief Executive Officer of Gulf Resources. “In the third quarter, we also raised our fiscal year guidance given strong market demand of brominated and chemical products and rising bromine prices.  ”

Third Quarter 2010 Results

Gulf Resources’ revenue was $44.8 million for the three months ended September 30, 2010, an increase of 61.8% from $27.7 million for the third quarter of 2009. The increase in net revenue was primarily attributable to the increase in the average selling price of bromine, which attributed to the strong revenue growth in the bromine and crude salt segment.  The increase in average selling price was a result of strong demand for brominated flame retardants, fumigants, water purification compounds, dyes, medicines, and disinfectants in the China market following the recovery of business and economic conditions.  Revenue from the bromine and crude salt product segment was $32.8 million, or 73.2% of total revenue for the three months ended September 30, 2010, an increase of 74.1% from $18.8 million last year.

Revenue from the chemical products segment was $12.0 million, or 26.8% of total revenue, for the three months ended September 30, 2010, an increase of 35.5% from $8.9 million in the corresponding period last year. The increase in revenue from the Company’s chemical product segment was mainly due to strong demand for environmentally friendly oil and gas exploration chemicals and agricultural intermediaries.

Gross profit for the three months ended September 30, 2010 totaled $21.4 million, compared to $12.1 million for the third quarter of 2009 and gross profit margin for the three months ended September 30, 2010 was 47.8%, compared to 43.9% for the corresponding three-month period last year. The improved gross profit margin was mainly due to the higher sales prices of bromine and crude salt, which increased faster than the cost of net revenue in the segment.

Selling, general and administrative expenses for the three months ended September 30, 2010 were $1.0 million, compared with $0.9 million for the third quarter of 2009. The increase was primarily due to the increase in salary, legal and professional fees, and other non-cash expenses related to operations.  Research and development expenses were $0.5 million, up from $0.1 million a year ago due to activities related to the new production line for wastewater treatment chemical additives.

Income from operations for the three months ended September 30, 2010 was $19.8 million, an increase of 78.2% compared with $11.1 million for the corresponding quarter of 2009. Operating margin was 44.3% for the three months ended September 30, 2010, compared with 40.3% for the third quarter of 2009.

For the three months ended September 30, 2010, the Company incurred other income of $0.1 million compared with $0.02 million for the corresponding quarter last year.

Income taxes were $5.1 million for the three months ended September 30, 2010, an increase of 80.6% from $2.8 million for the third quarter of 2009. The Company’s effective income tax rate was 25.6% compared to 25.4% in the year ago period.

Net income was $14.9 million for the three months ended September 30, 2010, an increase of 78.5% from $8.3 million for the third quarter of 2009. Basic and diluted earnings per share for third quarter of 2010 were $0.43 compared to $0.27 per basic and diluted share for the third quarter of 2009.

Weighted average number of diluted shares for the three months ended September 30, 2010 was 34,742,327 compared with 30,806,546 for the three months ended September 30, 2009.

Results for Nine Months

Revenues for the nine months ended September 30, 2010 were $121.2 million, up 49.8% from revenues of $80.9 million for the nine months ended September 30, 2009. Gross profit for the nine months ended September 30, 2010 was $57.9 million, up 63.8% from gross profit of $35.4 million for the corresponding period of 2009. Gross margin was 47.8% compared to 43.7% for the first nine months of 2009. Operating income was $52.8 million, up 64.8% from $32.0 million for the first nine months of 2009. Net income was $39.3 million, or $1.14 and $1.13 per basic and diluted share, respectively, compared to $23.8 million, or $0.79 per basic and diluted share, for the same period a year ago.

Financial Condition

As of September 30, 2010, Gulf Resources had cash of $73.4 million, current liabilities of $15.3 million, and shareholders’ equity $179.0 million. At quarter end, the Company had working capital of $73.6 million and a current ratio of 5.8. For the nine months ended September 30, 2010, the Company generated $52.2 million in cash flow from operations, primarily attributable to net income, and used $28.0 million in investing activities, mainly used for the construction of waste water chemical additives production line and acquisitions of bromine assets.

Recent Developments

•
In September 2010, the Company announced that Gulf Resources’ Board of Directors has authorized a new share repurchase program under which the Company may acquire up to $10 million of its issued and outstanding common shares from time to time over the next 12 months. Any repurchases will be made in the open market at prevailing market prices or in block trades and subject to restrictions relating to volume, price and timing.  Gulf Resources plans to fund repurchases from its available cash balance.

Business Outlook

“In the fourth quarter, we will continue to focus on production efficiency and R&D efforts to increase profitability and product offerings,” said Mr. Liu. “We continue to evaluate acquisition targets to further expand our market share in bromine and crude salt production despite the challenges of elevated market prices.  With our strong balance sheet and capital flexibility, we believe we will accomplish our production capacity expansion plan and solidify our leadership in the bromine and crude salt markets in China.”

In addition to increasing bromine production capacity through acquisitions, the Company continues to plan its move into the market for downstream brominated products in order to increase its competitiveness.  Pharmaceutical intermediates remain a sector that the management believes will garner the largest demand.

 “We have seen market prices of bromine begin to stabilize in the third quarter after the fast increase in the beginning of the year.  As prices remain robust, we will leverage our strong client relationship to renegotiate contract prices with all of our major customers. Given the healthy demand from our major customers, we believe the favorable pricing environment will support Gulf Resources’ growth momentum for the remainder of the year, said Mr. Liu”

In September 2010, the Company raised its 2010 fiscal year guidance to revenue between $151 million and $155 million, an increase of 37% to 41% over 2009 revenues of $110.3 million. The company also raised its net income guidance to between $48 million and $50 million, or between $1.38 and $1.44 per diluted share, an increase of between 57% and 63% over 2009 net income of $30.6 million. These figures do not take into account the impact of any additional potential acquisitions.

“While we recognize there to be upside to our current revenue and net income guidance in light of the positive outlook for the bromine market for the fourth quarter of this year, we are still in the process of assessing the magnitude of such change and will provide an update to our investors regarding our projected financial performance once we have completed this task,” concluded Mr. Liu.

Conference Call

Gulf Resources’ management will host a conference call on Monday, November 15, 2010 at 8:00 PM Eastern Time to discuss its financial results for the third quarter 2010 ended September 30, 2010.

Hosting the call will be Mr. Xiaobin Liu, CEO of Gulf Resources and Mr. David Wang, VP Finance of Gulf Resources.  To participate in this live conference call, please dial +1 (877) 440-3774 five to ten minutes prior to the scheduled conference call time. International callers should call +1 (706) 902-4014. The conference participant pass code is 24047063.

A replay of the conference call will be available for 14 days starting from 11:00 PM ET on Monday, November 15, 2010. To access the replay, call +1 (800) 642-1687. International callers should call +1 (706) 645-9291. The pass code is 24047063.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.gulfresourcesinc.cn/events.html. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information, visit www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, the market price of bromine, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

- Financial tables to follow-

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)
(UNAUDITED)

	September 30, 2010	December 31, 2009
Current Assets
Cash	$73,398,371	$45,536,735
Accounts receivable	13,515,584	14,960,002
Inventories	1,255,279	650,332
Prepayment and deposit	534,226	233,330
Prepaid land lease	83,933	46,133
Deferred tax asset	106,080	85,672
Other receivables	-	2,195,208
Total Current Assets	88,893,473	63,707,412
Property, plant and equipment, net	104,652,358	81,993,894
Prepaid land leases, net of current portion	724,495	721,862
Total Assets	$194,270,326	$146,423,168

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$7,137,904	$5,823,745
Retention payable	449,100	660,150
Due to a related party	-	1,190
Taxes payable	7,720,048	5,555,113
Total Current Liabilities	15,307,052	12,040,198
Total Liabilities	15,307,052	12,040,198

Stockholders’ Equity
PREFERRED STOCK ; $0.001 par value; 1,000,000 shares authorized none outstanding	$-	$-
COMMON STOCK; $0.0005 par value; 100,000,000 shares authorized; 34,640,007 and 34,541,066 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	17,320	17,271
Additional paid in capital	66,533,170	64,718,026
Retained earnings unappropriated	99,091,972	59,808,289
Retained earnings appropriated	5,679,769	5,679,769
Cumulative translation adjustment	7,641,043	4,159,615
Total Stockholders’ Equity	178,963,274	134,382,970
Total Liabilities and Stockholders’ Equity	$194,270,326	$146,423,168

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Expressed in U.S. dollars)
(UNAUDITED)

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,
	2010	2009	2010	2009

NET REVENUE
Net revenue	$44,758,294	$27,667,158	$121,203,521	$80,891,594

OPERATING EXPENSES
Cost of net revenue	(23,347,605)	(15,533,613)	(63,273,007)	(45,520,357)
Sales, marketing and other operating expenses	(18,789)	(5,898)	(94,476)	(16,681)
Research and development cost	(546,607)	(125,122)	(1,049,029)	(375,187)
General and administrative expenses	(1,003,129)	(864,656)	(4,012,213)	(2,949,694)
	(24,916,130)	(16,529,289)	(68,428,725)	(48,861,919)

INCOME FROM OPERATIONS	19,842,164	11,137,869	52,774,796	32,029,675

OTHER INCOME (EXPENSES)
Interest expense	(394)	(102)	(620)	(27,144)
Interest income	67,083	19,815	180,667	65,607
Sundry income	66,555	-	88,553	-
INCOME BEFORE TAXES	19,975,408	11,157,582	53,043,396	32,068,138

INCOME TAXES	(5,110,306)	(2,829,772)	(13,759,713)	(8,235,609)
NET INCOME	$14,865,102	$8,327,810	$39,283,683	$23,832,529

COMPREHENSIVE INCOME:
NET INCOME	$14,865,102	$8,327,810	$39,283,683	$23,832,529
OTHER COMPREHENSIVE INCOME
- Foreign currency translation adjustments	2,818,766	148,833	3,481,428	93,462
COMPREHENSIVE INCOME	$17,683,868	$8,476,643	$42,765,111	$23,925,991

EARNINGS PER SHARE:
BASIC	$0.43	$0.27	$1.14	$0.79
DILUTED	$0.43	$0.27	$1.13	$0.79

WEIGHTED AVERAGE NUMBER OF SHARES:

BASIC	34,640,007	30,806,546	34,596,825	30,179,367
DILUTED	34,742,327	30,806,546	34,744,914	30,179,367

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)
(UNAUDITED)

	Nine-Month Period Ended September 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$39,283,683	$23,832,529
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of warrants	-	309,500
Amortization of prepaid expenses	75,436	11,943
Amortization of prepaid expenses by shares issued for consulting fee	-	48,616
Depreciation and amortization	7,867,568	4,816,540
Stock-based compensation expense	1,188,966	-
Deferred tax asset	(18,331)	-
Bad debt provision	-	78,150
Changes in assets and liabilities
Accounts receivable	1,719,870	(3,831,618)
Inventories	(581,346)	(53,099)
Prepayment and deposit	(290,968)	(133,215)
Other receivables	2,296	-
Accounts payable and accrued expenses	1,182,100	1,874,951
Retention payable	(220,640)	-
Taxes payable	2,015,614	1,004,489
Net cash provided by operating activities	52,224,248	27,958,786

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions of prepaid land lease	(99,733)	-
Purchase of property, plant and equipment	(27,875,693)	(33,828,480)
Net cash used in investing activities	(27,975,426)	(33,828,480)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Proceeds from exercising stock options	18,000	-
Proceeds from private placement	2,192,919	-
Repayment of loan payable	-	(4,031,775)
Advance from a related party	-	8,452,194
Repayment to a related party	(1,190)	(10,168,016)
Net cash provided by (used in) financing activities	2,209,729	(5,747,597)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,403,085	(4,249)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	27,861,636	(11,621,540)
CASH & CASH EQUIVALENTS - BEGINNING OF PERIOD	45,536,735	30,878,044
CASH & CASH EQUIVALENTS - END OF PERIOD	$73,398,371	$19,256,504

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